Exhibit 10.14
May 11, 2026
Robert Barr
Re:    Modifications to At-Will Employment Relationship
Dear Rob:
This letter memorializes the parties’ agreement regarding modifications to your ongoing at-will employment relationship with Lincoln International LLC (“Lincoln International” or the “Company”) due to changes to Lincoln International’s and its affiliates’ corporate structure. Commencing upon the closing date of an initial public offering of the Company’s or its affiliate’s securities (the “Effective Date”), the terms and conditions of your employment with Lincoln International are amended and restated in their entirety as set forth in this letter agreement (“Agreement”).
Employment Period
Effective on the Effective Date, your employment hereunder shall be for a term commencing on the Effective Date and continuing through December 31, 2028 (the “Expiration Date”); provided, that, your employment with the Company is and shall continue on an “at will” basis, subject to the notice provisions set forth below; provided, further, that unless either party provides written notice of its intention not to continue the term of the Agreement, that the term shall continue beyond the Expiration Date on an at-will basis, upon the same terms and conditions, until terminated by either party.
Base Salary
You will receive a base salary of $350,000 (your “Base Salary”), less all withholdings and deductions as required or permitted by law, including taxes, payable on a semi-monthly basis in accordance with Lincoln International’s standard payroll practices. Such Base Salary may be adjusted from time to time in accordance with normal business practices and at the sole discretion of the Company. You will receive a W-2 for tax purposes and be considered exempt for purposes of the Fair Labor Standards Act, meaning you will not be eligible for overtime pay.
Bonus and Performance-Based Compensation
You may be eligible for a discretionary bonus or performance-based compensation as determined by the Board of Directors (the “Board of Directors”) of Lincoln International’s affiliate, Lincoln International, Inc. (“LI Inc”) (or a subcommittee thereof).
You must be employed by Lincoln International (and not have tendered your resignation) on the date any portion of any bonus or performance-based compensation is payable to be eligible to earn and be paid that portion of the bonus or performance-related compensation.
All bonus payments and performance-related compensation are subject to all withholdings and deductions as required or permitted by law, including taxes.
Responsibilities, Organization and Reporting Relationships
In your capacity as a Managing Director, you will perform duties and responsibilities that are reasonable and consistent with your current duties and/or as may be assigned to you from time to time by Lincoln International. You will report to the Board.
Benefits
You will be eligible to participate in benefit plans and programs in effect from time to time that are made available to other similarly situated employees of Lincoln International, in accordance with and subject to the eligibility and other provisions of such plans and program.

Other Terms and Conditions
Policies and Oversight. As an employee of Lincoln International, you will be required to comply with all Company policies and procedures, which the Company may change or terminate at its discretion at any time without notice. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of Lincoln International’s interests. In the event you wish to accept a position as a board member with an organization or conduct any other outside business activity (including positions with charitable organizations), you must submit a request for approval to the Compliance Department before accepting the position. A member of the Compliance Department will evaluate your request in light of any conflicts and approval will not be unreasonably withheld.
Notice. Your employment with Lincoln International will be “at-will”, meaning it may be terminated by either party at any time and for any reason. This is not a contract for any definite period of employment. However, Lincoln International agrees to provide you with 12 weeks’ written notice of termination, unless Lincoln International in its sole discretion determines that there are grounds for termination for Cause (as defined below), or pay in lieu of notice in an amount equal to your base compensation for 12 weeks at the discretion of the Board. Similarly, in consideration for any bonus payments you agree to provide 12 weeks’ written notice of resignation and you agree not to begin working for another person or entity during the notice period or to allow your name to be associated with another person or entity during the notice period. During the notice period, Lincoln International reserves the rights, in its discretion, to require you to perform no or limited duties, to remain offsite, and to have no contact with Lincoln International personnel, clients or potential clients for which you participated in a proposal to provide services to such potential clients during your employment with Lincoln International. Except as set forth above, during the notice period you will receive your normal base compensation and benefits (unless, for the avoidance of doubt, the Company elects to pay you in lieu of notice as set forth above).
For purposes hereof, “Cause” shall mean (a) the Financial Industry Regulatory Authority of the United States (“FINRA”) terminates your “Principal” or “Registered Representative” License or such license lapses and you fail to reinstate such license within a reasonable period of time after proper notice that such license has lapsed, where the services provided by you to the Company or any of its subsidiaries or affiliates require such license; (b) you commit any fraud, act of bad faith, theft of Lincoln International property, or property of any of its subsidiaries or affiliates, or make a misrepresentation of material fact that results in a loss in excess of $2,500; (c) your indictment, conviction of, or entry of a plea of guilty or no contest with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (d) your violation of any of the codes, policies or procedures of Lincoln International or of any of its subsidiaries or affiliates or any Federal or State laws and regulations regarding the hiring or treatment of employees; (e) your intoxication while engaged in the performance of any duties on behalf of Lincoln International or its subsidiaries or affiliates or which interferes with your ability to perform your assigned duties or responsibilities, or use of illegal drugs; or (f) your breach or violation of any employment or similar agreement with Lincoln or any of its subsidiaries or affiliates or any covenant or obligation pertaining to non-competition, non-solicitation of clients and/or employees, non-service of clients, assignment of intellectual property, or confidentiality owing to the Lincoln International or any of its subsidiaries or affiliates (including, without limitation, any Proprietary Interests Protection Agreement you entered into with Lincoln International or any of its subsidiaries or affiliates).
Governing Law, Jurisdiction, Venue. This Agreement shall be governed by and construed in accordance with the laws of the state in which you reside, without regard to conflicts-of-laws principles, rules or statutes of any jurisdiction. The exclusive venue for any litigation between you and Lincoln International for any dispute arising out of this Agreement shall be the state or federal courts located in the state in which you reside and you hereby consent to any such court’s exercise of personal jurisdiction over you for such purpose. Notwithstanding the foregoing, the governing law and venue for any dispute relating to or arising out of equity awards shall be subject to the governing law and venue provisions set forth in the award agreement and any applicable equity plan then in effect.

Waiver of Jury Trial. You and Lincoln International hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation relating to or arising out of this Agreement and/or your employment with Lincoln International and/or any of its affiliates.
Severability. The various provisions of this Agreement are severable and shall be interpreted in such manner as to be effective and valid under applicable law. If any provision or sub-provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability shall not affect any other provision or sub-provision of this Agreement. In the event a court of competent jurisdiction determines that any provision hereof is excessively broad, it is expressly agreed that such provision shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.  Further a court of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified.
Waivers. The waiver by either party of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.
Binding Effect. This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
Entire Agreement. Except as set forth below, this Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between you and Lincoln International or any affiliate thereof governing your employment relationship with Lincoln International or such affiliate. Notwithstanding the foregoing, nothing in this Agreement shall be deemed: (i) an amendment, consent, waiver, release or modification of any term of any Proprietary Interests Protection Agreement or other agreement pertaining to restrictive covenants that you entered into with Lincoln International or an affiliate thereof (collectively, “Restrictive Covenant Agreement”) and such agreements shall survive this Agreement, remain unchanged and in full force and effect; and (ii) a termination of any employment relationship or association with Lincoln International or its affiliates. For the avoidance of doubt, the restricted period(s) in any Restrictive Covenant Agreement shall not commence until the conclusion of your employment relationship with Lincoln International, which remains ongoing as set forth in this letter. This Agreement shall not be amended orally, but only by a written instrument executed by you and a duly authorized officer of the Company.
Construction. Unless the context of this Agreement otherwise requires, words of any gender include each other gender; and words using the singular or plural number also include the plural or singular number, respectively. In the event any ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall be construed as if drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Conclusion
Nothing in this letter obligates either you or Lincoln International to any definite employment period, or changes either party’s rights to terminate our association at any time and for any reason, except as provided for in this Agreement.
We believe you will continue to make a significant contribution to the development of Lincoln International’s investment banking franchise. We look forward to hearing from you.

Sincerely,

Lincoln International LLC

/s/ Robert T. Brown

Robert T. Brown
CEO
Please acknowledge your acceptance of these terms of this Agreement and the related terms of employment by signing the enclosed copy of this letter in the space marked for your signature below.
AGREED AND ACCEPTED BY:

Name:	Rob Barr

Signature:	/s/ Rob Barr